EXHIBIT 99.1

Community Bancorp. Reports First Quarter 2023 Earnings;

Higher Earnings Reflect Continued Strong Growth in Assets, Deposits and Loans

For immediate release

Derby, VT: April 21, 2023 --- Community Bancorp., (OTCQX:CMTV) Community National Bank reported earnings for the first quarter ended March 31, 2023, of $3.3 million or $0.61 per share, an increase of $933,219 or 38.79% compared to $2.4 million or $0.44 per share for the first quarter of 2022.

Total assets for the Company at March 31, 2023 were $1.03 billion, compared to $1.06 billion at year-end 2022, and $1.01 billion as of March 31, 2022. The year over year asset growth was driven by continued growth in the Company's loan portfolio of $62.3 million, or 8.95%, compared to the 2022 period. Deposit balances increased $11.2 million, or 1.28%, compared to the same period in 2022, and contributed to year over year asset growth by funding the loan growth and a $6.9 million increase in Company’s investment portfolio compared to March 31, 2022. The asset growth was offset by a decrease in cash and overnight deposits of $46.8 million, or 55.42%, reflecting a strategic diminishment of these assets.

The Company’s securities portfolio totaled $193 million as of March 31, 2023, a 3.8% increase compared to $186 million as of March 31, 2022.  The portfolio is classified as available-for-sale and is required to be reported at fair market value with the unrealized loss, net of a deferred tax adjustment, reported as an adjustment to total equity. Such unrealized losses reflect the interest rate environment as current rates remain above the coupon rates on the securities, resulting in a fair market value less than current book values. As of March 31, 2023 the adjustment to equity was $18 million, and has remained consistent, compared to $21 million on December 31, 2022 and $10 million as of March 31, 2022.

Total net interest income for the first quarter ended March 31, 2023 increased $965,135, or 12.77%, to $8.5 million, compared to $7.6 million for the same quarter in 2022. The year over year increase reflects an increase of $1,888,825, or 25.23%, in interest and fees on loans due to loan growth and higher interest rates, offset by an increase in interest on deposits expense of $1,292,788, or 234.22%.

The provision for credit losses for the first quarter ended March 31, 2023 was $207,540, compared to $862,500 for the same period in 2022. The $654,960 year over year decrease was driven primarily by a write-down on a single non-performing loan totaling $667,474 during March 2022. The provision for credit losses for the first quarter ended March 31, 2023 was determined under Accounting Standard No. 2016-13, Measurement of Credit Losses on Financial Instruments, commonly referenced as the Current Expected Credit Losses, or CECL, which the Company adopted effective January 1, 2023.

Total non-interest income for the first quarter ended March 31, 2023 of $1.8 million increased $72,348, or 4.29%, compared to $1.7 million for the same period in 2022. The increase is partially due to higher commercial loan volume, which generates loan document fees.

Equity capital increased to $79.7 million, with a book value per share of $14.33 as of March 31, 2023, compared to equity capital of $75.2 million and a book value of $13.55 as of December 31, 2022. This change reflects a decrease of $2.7 million in unrealized losses in the investment portfolio, caused by changing bond rates, which increased the fair market value of the investment portfolio. The unrealized loss position is considered temporary and does not impact the Company’s regulatory capital ratios. Equity capital was also impacted by the adoption of CECL with a net decrease to total equity of $549,000.

President and CEO Kathryn Austin commented on the Company’s results: “We are very pleased to have begun 2023 with another quarter of strong results, and continued year over year growth in assets, deposits and loans. Our results are especially meaningful during a period of continually rising interest rates and a more challenging overall economy as well as increased scrutiny on bank capital.  We believe these results reflect the strength of our team and our strategic decision to focus on organic loan and deposit growth, within our well-established risk management framework.  We continue to benefit from the demand for our consumer and commercial offerings in the communities we serve throughout Vermont and New Hampshire. As always, we are grateful for our committed employees and their dedication to our growing customer base.”

As previously announced, the Company declared a quarterly cash dividend of $0.23 per share payable May 1, 2023 to shareholders of record as of April 15, 2023.

About Community National Bank

Community National Bank is an independent bank that has been serving its communities since 1851, with retail banking offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls as well as loan offices located in Burlington, Vermont and Lebanon, New Hampshire

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems, and other factors that are listed from time to time in our financial filings with the SEC, including our Forms 10Q and 10K. We disclaim any responsibility to update our forward looking statements, which are valid only as of the date of this release, should circumstances change.

For more information, contact:

Investor Relations

ir@communitynationalbank.com

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